Exhibit 5.1

                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT - SUITE 1300
                            DALLAS, TEXAS 75201-6950
                                  214-746-7700
                               (FAX) 214-746-7777


                                December 18, 1998



Thermadyne Holdings Corporation
101 South Hanley Road
St. Louis, Missouri  63105

Ladies and Gentlemen:

                  We have acted as counsel to Thermadyne Holdings Corporation (the "Company") in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about December 18, 1998 (the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to the offer and sale by the Company of up to 520,000 shares (the "Registered Shares") of the common stock, par value $.01 per share, of the Company issuable upon the exercise of stock options (the "Stock Options") granted pursuant to the Company's Management Incentive Plan and 1998 Non-Employee Directors Stock Option Plan (collectively, the "Plans").

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plans and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that when the Registered Shares are issued and delivered against receipt of payment therefor in accordance with the terms of the Plans, such Registered Shares will be validly issued, fully paid and nonassessable.

                  The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.


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                  We consent to the use of this opinion as an exhibit to the
Registration Statement.


                                            Very truly yours,

                                            /s/ Weil, Gotshal & Manges LLP